Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of the 14th day of June 2010, by and among Ascend Acquisition Corp., a Delaware corporation (“Ascend”); Longhorn Mergerco, LLC, a Delaware limited liability company (“Mergerco”); The Washington Special Opportunity Fund, LLC, a Delaware limited liability company (“Fund”); and Patriot Investment Management, LLC, a Delaware limited liability company (“Patriot”).  Ascend and Mergerco are hereinafter sometimes collectively referred to as the “Ascend Parties” and the Fund and Patriot are hereinafter sometimes collectively referred to as the “Patriot Parties”.  The Ascend Parties and the Patriot Parties are hereinafter sometimes collectively referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Ascend owns 100% of the issued and outstanding limited liability company interests of Mergerco;

WHEREAS,  Patriot is the Member Manager and Investment Manager of the Fund;

WHEREAS, Patriot desires to exchange all of the assets and capital of the Fund, subject to the Fund’s liabilities and obligations, solely for shares of Preferred Stock (as hereinafter defined) of Ascend, and Ascend desires to acquire all of the assets and capital of the Fund, subject to its liabilities and obligations, through the merger of Mergerco with and into the Fund (the “Merger”), all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to a separate Asset Purchase Agreement (as hereinafter defined), Patriot desires to exchange all of the assets and capital of the Offshore Fund (also as hereinafter defined), subject to the Offshore Fund’s liabilities and obligations, solely for shares of the Preferred Stock of Ascend, and Ascend desires to acquire all of the assets and capital of the Offshore Fund, subject to its liabilities and obligations, all upon the terms and subject to the conditions set forth in the Asset Purchase Agreement;

WHEREAS, the Board of Directors of Ascend, Ascend, as the Managing Member of Mergerco, and Patriot, as the Member Manager of the Fund, each believe that the Merger and related transactions contemplated hereby are in the best interests of their respective Persons, and have each approved and adopted the form, terms and provisions of this Agreement and the Merger;

WHEREAS, Ascend and Patriot, in its capacity as the Member Manager of the Fund, have respectively agreed to issue and to accept the Merger Consideration (as hereinafter defined); and

WHEREAS, the Parties intend that immediately after the consummation of the Merger and the asset transfer provided for by the Asset Purchase Agreement, and the conversion of the Rice Notes (as hereinafter defined), Ascend’s capitalization shall be as followings:

Name or Class of Stockholders	Number and Type of Shares	Economic and Voting Percentage in Ascend
Members of the Fund and Offshore Fund	631,670.344 Preferred Shares	98.9%
Don K. Rice	6,386,960 Common Shares	1.0%
All current Ascend stockholders other than Don K. Rice	638,696 Common Shares	0.1%

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.   DEFINITIONS

“Act” the Delaware Limited Liability Company Act, as in effect on the date hereof.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Aggregate NAV” means the Net Asset Value of the Patriot Funds, in the aggregate, as appraised pursuant to the NAV Appraisal.

“Ancillary Agreements” means the Certificate of Merger, the Management Agreement, the Registration Rights Agreement, the Lock-Up Agreement, the Warrant Agreements, the Rice Consulting Agreement and the other agreements and documents referred to herein and therein.

 “Asset Purchase Agreement” means that certain Asset Purchase Agreement to be entered into by and among Ascend, Mergerco, the Offshore Fund and Patriot.

“Auditors” means the independent accountants engaged to audit the Patriot Funds as at December 31, 2008 and 2009 and for the fiscal years ended December 31, 2007, 2008 and 2009.

“Certificate of Designations” means the certificate of designations of Ascend for the issuance of shares of Preferred Stock reflecting the terms, rights and preferences of the Preferred Stock, in form and substance mutually agreeable to the parties hereto in good faith.

“Certificate of Incorporation” the Second Amended and Restated Certificate of Incorporation of Ascend filed with the Secretary of State of the State of Delaware on September 23, 2008, together with any and all amendments thereof up to the Closing Date.

“Certificate of Merger” means the certificate evidencing the Merger of Mergerco with and into the Surviving Entity, in form and substance mutually agreeable to the parties hereto in good faith.

“Common Stock” means the shares of common stock of Ascend, par value $0.0001 per share.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Conversion Date” shall mean the (a) seven month anniversary of the Closing Date, with respect to one-sixth (1/6) of the shares of Preferred Stock to be owned by each Member pursuant to the terms of this Agreement (collectively, the “Issued Shares of Preferred Stock”) and (b) the one month anniversaries thereafter for five months (for each such monthly anniversary, with respect to one-sixth (1/6) of the Issued Shares of Preferred Stock) so that 100% of the Issued Shares of Preferred Stock are converted on and as of the one year anniversary of the Closing Date; provided, however, Ascend shall first have amended its Certificate of Incorporation to either increase the authorized number of shares of Common Stock or effect a reverse stock split of the Common Stock, the result of which would allow the conversion of the Preferred Stock pursuant to the Conversion Ratio.

“Conversion Ratio” shall mean 1,000 shares of Common Stock issuable or issued upon the conversion of one share of Preferred Stock; the Conversion Ratio means that upon the conversion of all of the shares of Preferred Stock issued pursuant to this Agreement and the Asset Purchase Agreement, the holders of the Preferred Shares shall own 98.9% of the total outstanding shares of Common Stock as of the Closing Date (taking into account all conversion adjustments, including but not limited to Section 2.7(b) and clause (g) of the definition of Preferred Stock herein), or in other words 631,670,344 shares (subject to adjustment) of Common Stock, if Ascend would have had a sufficient number of authorized shares of Common Stock as of the Closing Date.

“Effective Time” shall mean the time on which the Merger shall be consummated through the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Investment Management Agreement” means that certain Investment Management Agreement, dated as of June 1, 2004, by and between the Fund and Patriot.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Knowledge” means, with respect to the Patriot Parties, any fact or circumstance actually known to John C. Howe, or which he should have known after reasonable inquiry, and, with respect to the Ascend Parties, any fact or circumstance actually known to any of Don K. Rice, any member of the Board of Directors of Ascend or the executive officers or management of Ascend or which any of such Persons should have known after reasonable inquiry.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Lock-Up Agreement” means that certain Lock-Up Agreements, to be dated as of the Closing Date, by and between Ascend and Don K. Rice, pursuant to which Don K. Rice shall agree to not sell or otherwise dispose of the Common Stock owned by him, such Lock-Up Agreement in the form of Exhibit A annexed hereto and made a part hereof.

“Management Agreement” shall mean the Management Agreement between an Affiliate of Patriot and Ascend, in form and substance mutually agreeable to the parties hereto in good faith.

“Material Adverse Effect” shall mean (a) with respect to any of the Patriot Parties, any event or condition that could reasonably be expected to have a material adverse effect on the business, assets, results of operations, financial condition or prospects of any of such Patriot Parties, and (b) with respect to Ascend, any event or condition that could reasonably be expected to prevent or cause the Ascend Parties to be unable to consummate the Merger, pay the Merger Consideration or otherwise perform its or their obligations under this Agreement, the Asset Purchase Agreement or any of the Ancillary Agreements.

“Member” means each Person who is a member of the Fund pursuant to the Operating Agreement.

“Member Consents” means Consents of those Members of the Fund who own of record more than fifty (50%) percent of all Membership Interests of the Fund.

“Membership Interests” shall mean the percentage interests of each of the Members of the Fund in the assets, liabilities and capital of the Fund, all as calculated and determined in accordance with the Operating Agreement.

“Merger Consideration” means the number of shares of Preferred Stock that are to be issued to the Members of the Fund pursuant to Section 2.7 hereof, such number, with the number of shares of Preferred Stock issuable pursuant to the Asset Purchase Agreement, shall equal an aggregate of 631,670.344 shares of Preferred Stock.

“NAV Appraisal” shall mean the appraisal of the Net Asset Value, as of the Closing Date, of the Patriot Funds prepared or to be prepared by such business appraisal firm or auditing firm (the “Appraiser”) as shall be reasonably acceptable to Patriot and Ascend, in accordance with the NAV Valuation Methods or such other recognized methods of valuing such assets and liabilities that are reasonably acceptable to such Parties.

“NAV Valuation Methods” means the methods used in valuing the net asset values of various types of assets of the Patriot Funds as determined in accordance with past practices of Patriot and the Organizational Documents of the Patriot Funds.

“Net Asset Value” or “NAV” means, as at any date in question, with respect to the Patriot Funds, the net asset value of the Patriot Funds as determined in accordance with the NAV Valuation Methods.

“Offshore Fund” means The Washington Special Opportunity Fund, Inc., a Cayman Islands exempted company.

“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Fund, dated as of August 8, 2007, by and among the Members party thereto, as amended.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the limited liability company agreement and articles or certificate of formation of a limited liability company, (iii) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (iv) any amendment to any of the foregoing.

“Patriot Designees” means the Persons to fill the vacant seats of the Board of Directors of Ascend as of the Closing Date, which number of vacant seats shall be no less than two as determined by Patriot prior to the Closing Date, designated in writing by Patriot prior to the Closing Date.

“Patriot Funds” means the Fund and the Offshore Fund.

“Permitted Encumbrances” shall mean (a) any and all Encumbrances which result from all statutory or other liens for Taxes or assessments and are not yet due and payable or delinquent or the validity of which is being contested in good faith by appropriate proceedings by a Party hereto; (b) all material cashiers’, workers’, mechanics’, carriers’, repairers’ and other similar liens imposed by law and incurred in the ordinary course of business; and (c) other Encumbrances which individually or in the aggregate do not materially detract from the value of or materially interfere with the present use of the property subject thereto or affected thereby and would not otherwise reasonably be expected to have a Material Adverse Effect.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Preferred Stock” means a newly authorized series of the preferred stock of Ascend, to be designated as “Preferred Stock” or other title, pursuant to the Certificate of Designations and issued to the Members pursuant to this Agreement and to the Offshore Fund pursuant to the Asset Purchase Agreement; which Preferred Stock shall, among other things (but subject in all cases to the Certificate of Designations):

(a)           have a par value of $0.0001 per share;

(b)           share, as a single group with the holders of the Common Stock, in the net assets of Ascend to be distributed upon any voluntary or involuntary liquidation, dissolution or winding up of affairs of Ascend after the satisfaction of prior claims, and costs and expenses relating to such event; provided, however, that the amount of net assets distributed with respect to each outstanding share of Preferred Stock shall be 1,000 times (subject to clause (g) of the definition of Preferred Stock herein) the amount of net assets distributed with respect to each outstanding share of the Common Stock;

(c)           commencing on the Closing Date, pay, when and if declared by the Board of Directors of Ascend, per share dividends on an “as converted” basis together with the holders of Common Stock;

(d)           vote together with holders of Common Stock on all matters requiring the approval or ratification of shareholders of Ascend; provided, however, that each outstanding share of Preferred Stock shall have 1,000 votes (subject to clause (g) of the definition of Preferred Stock herein) ;

(e)           have no redemption or repurchase rights in favor of either Ascend or the holder of such Preferred Stock;

(f)           have no voluntary conversion rights; but, on the Conversion Date, automatically (and without any action on the part of the holder or of Ascend) convert into shares of Common Stock in accordance with the Conversion Ratio;

(g)           provide for adjustment to the Conversion Ratio in the event that the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, or other similar event, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event; and

(h)           contain such other terms and conditions as shall be set forth in the Certificate of Designations.

“Process Agent” has the meaning set forth in Section 9.8.

“Purchase Value” means an amount that is equal to the portion of the Aggregate NAV attributable to the Fund, as determined pursuant to the NAV Appraisal, expressed as a percentage of the total Aggregate NAV.

“Registration Rights Agreement” means the agreement of Ascend to register all of the Common Stock (a) underlying the Preferred Stock issuable under this Agreement, (b) underlying the Preferred Stock issuable under the Asset Purchase Agreement and (c) held by the parties to Ascend’s Registration Rights Agreement in effect as of the date hereof and referenced in Ascend’s SEC Reports (the “Existing Registration Rights Agreement”), in each case for resale under the Securities Act, in form and substance mutually agreeable to the parties hereto in good faith.

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

“Required Consents” means all Consents required to consummate the transactions contemplated by this Agreement, including without limitation, the Member Consents and consents of the respective Boards of Directors of Ascend and the Offshore Fund.

“Rice Consulting Agreement” means that certain Consulting Agreement, dated as of the Closing Date, by and between Ascend and Don K. Rice, in form and substance mutually agreeable to the parties hereto in good faith.

“Rice Notes” means those certain convertible promissory notes issued by Ascend in favor of Don K. Rice, which are convertible into shares of Common Stock, together with all related documents pertaining to such loans. At March 16, 2010, Ascend owed to Don K. Rice aggregate principal and interest of $382,500 pursuant to the Rice Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any Person in which a majority or more of the outstanding shares of capital stock of which, and/or the power to elect a majority of the members of the Board of Directors or board of managers of which, is owned, directly or indirectly, by another Person.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.

“Warrant Agreements” means one or more Warrant Agreements, dated as of the Closing Date, issued by Ascend to Patriot or its designees, in form and substance mutually agreeable to the parties hereto in good faith.

Certain terms not defined above are defined in the sections below.

ARTICLE II.   THE MERGER

SECTION 2.1. The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the Act, Mergerco shall be merged with and into the Fund. Following the Effective Time, the separate limited liability company existence of Mergerco shall cease and the Fund shall continue as the surviving limited liability company of the Merger (the “Surviving Entity”). The Surviving Entity shall succeed to all of the rights, assets and properties and assume all of the liabilities and obligations of Mergerco in accordance with the Act.  Mergerco and the Fund are hereinafter sometimes collectively, referred to as the “Constituent Entities” of the Merger. As provided in the Certificate of Merger, as at the Closing Date, the name of the Surviving Entity shall be changed to Ascend Financial, LLC.

SECTION 2.2. Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall file the Certificate of Merger executed in accordance with the relevant provisions of the Act and shall make all other filings or recordings required under the Act.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Ascend and Patriot shall agree should be specified in the Certificate of Merger.

SECTION 2.3. Effects of the Merger  The Merger shall have the effects set forth in the applicable provisions of the Act.

SECTION 2.4. Organizational Documents and Management Agreement.

(a)           The Organizational Documents of Mergerco as in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

(b)           The Existing Investment Management Agreement as in effect immediately prior to the Effective Time shall be terminated and shall be replaced by the Management Agreement on and subsequent to the Effective Time until thereafter changed or amended as provided therein.

SECTION 2.5. Management of the Surviving Entity.  Ascend shall be the Manager and the Managing Member of the Surviving Entity and such Person shall continue to serve in such capacity until the earlier of its resignation or removal, or until its respective successors are duly elected and qualified, as the case may be.

SECTION 2.6. Effect on Equity Interests.

As of the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or other holders of any Common Stock, Membership Interests or limited liability company member interests of Mergerco (the “Equity Interests”):

(a)           Common Stock. Each issued and outstanding share of Common Stock shall remain issued and outstanding following the Effective Time of the Merger.

(b)           Equity Interests of the Fund and Mergerco.

(i)           The Membership Interests shall automatically be canceled and retired and shall cease to exist; and such Membership Interests shall be automatically converted into the right to receive the applicable amount of Merger Consideration payable with respect to each such Membership Interest, as provided herein; and

(ii)           As to Mergerco, its Equity Interests shall be converted into and exchanged for one hundred percent (100%) of all Membership Interests in the Surviving Entity.

(c)           Constituent Entities Rights and Options. As at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each warrant, option or other right to purchase Equity Interests of any of the Constituent Entities of the Merger shall automatically be deemed to be canceled and retired and shall cease to exist.

(d)           Certificates. At the Effective Time and against receipt of the Merger Consideration set forth in Section 2.7, to the extent that any of the Membership Interests are certificated, the Members of the Fund shall deliver to Ascend the certificates of Membership Interests evidencing all, and not less than all, of the Membership Interests of the Members of the Fund, which certificates shall be duly endorsed in blank for transfer with the signatures of the record owners appropriately guaranteed in a manner reasonably satisfactory to Ascend.  All Merger Consideration paid in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to 100% of such Membership Interests.

SECTION 2.7. Merger Consideration

(a)           The Merger Consideration shall consist of such number of the 631,670.344 shares of Preferred Stock to be issued pursuant to this Merger Agreement and the Asset Purchase Agreement as shall be determined by multiplying such 631,670.344 shares of Preferred Stock by the Purchase Value expressed as a percentage; provided that the Aggregate NAV equals or exceeds $110,000,000 (the “Estimated NAV”).

(b)           In the event that the Aggregate NAV is less than the Estimated NAV, the number of shares of Preferred Stock to be issued pursuant to this Merger Agreement and the Asset Purchase Agreement (i.e. the 631,670.344 shares) shall be proportionately reduced to reflect the difference between the Aggregate NAV and the Estimated NAV, and the Merger Consideration shall consist of shares of Preferred Stock equal to the product obtained by multiplying such lesser number of shares of Preferred Stock provided by this clause (b) by the Purchase Value expressed as a percentage.

(c)   The Merger Consideration shall be allocated to the various Members of the Fund to as closely as possible reflect each Member’s Membership Interest in the Fund and the allocation of assets in the Fund to each such Member in accordance with the Operating Agreement. To the extent applicable, shares of Preferred Stock shall be issued to the Members in fractions of a share.  No fractional shares of Common Stock shall be issued upon automatic conversion of such shares of Preferred Stock, rather such shares of Common Stock shall be rounded up or down to the nearest whole share of Common Stock.

SECTION 2.8. Purchase Value; NAV Appraisals. Patriot shall deliver the NAV Appraisal for the Patriot Funds to Ascend as promptly as practicable after the Closing Date.  The calculations of the NAV Appraisal by the Appraiser shall be final and binding upon all Parties hereto, absent manifest error.  Upon delivery of the NAV Appraisal, the Purchase Value of the Fund and the number of shares of Preferred Stock comprising the Merger Consideration shall be determined.

SECTION 2.9. Conversion of Preferred Stock.  On the applicable Conversion Date, the shares of Preferred Stock issued to each Member shall be automatically and without any further action converted into shares of Common Stock in accordance with the Conversion Ratio.

SECTION 2.10. Delivery of Merger Consideration Certificates.

(a)           Promptly after the Purchase Value of the Fund and the number of shares of Preferred Stock comprising the Merger Consideration is determined, Ascend shall deliver to Patriot on behalf of the Members, or as directed by Patriot, physical stock certificates evidencing the Merger Consideration registered in the name of each individual Member, all as requested by Patriot. Patriot may, at its option, either (i) hold such share certificates for the benefit of the Members pending the automatic conversion of such Preferred Stock into Common Stock as contemplated in this Article II and the Certificate of Designations, or (ii) distribute the stock certificates evidencing the Merger Consideration to each Member only upon receipt of a signed Letter of Representations (“Letter of Representations”), containing representations and warranties substantially similar to those annexed hereto as Exhibit B, duly executed by such Member.

(b)           Following the Conversion Date, Ascend shall deliver to Patriot on behalf of the Members, or as directed by Patriot, physical stock certificates evidencing the shares of Common Stock registered in the name of each individual Member, or deliver such certificates in electronic format by DTC or other method, all as requested by Patriot.

SECTION 2.11. Patriot.  All investments of Patriot or any Affiliate of Patriot in the Fund shall not be extinguished by reason of the Merger and shall be treated in the same manner as the investments of the Members of the Fund.

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF ASCEND

Ascend represents and warrants to the Patriot Parties that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

SECTION 3.1. Incorporation; Power and Authority.  Ascend is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Ascend has (a) the corporate power and authority to own and operate its business as presently conducted and (b) all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

SECTION 3.2. Valid and Binding Agreements.

(a)           The execution, delivery and performance by Ascend of this Agreement and the Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate or equivalent action.  This Agreement has been duly executed and delivered by Ascend and constitutes the valid and binding obligation of Ascend, enforceable against Ascend in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which  Ascend will become a party, when executed and delivered by or on behalf of Ascend, will constitute the valid and binding obligation of Ascend, enforceable against it in accordance with its terms, subject to the Remedies Exception.

(b)           Ascend has not contributed any assets to Mergerco, or caused Mergerco to incur any liabilities or to conduct any business prior to the Closing Date.

SECTION 3.3. SEC Filings.

(a)           Except as described in the following sentence, Ascend has timely filed and is current in its filing of all periodic and other reports, schedules, statements and other documents (collectively, the “SEC Reports”) it is required to file with the Securities and Exchange Commission (“SEC”) under the Exchange Act.  Notwithstanding the preceding, in view of the expiration of a number of Ascend’s warrants on May 10, 2010, Ascend believes that the amendment of its Form 8-A to “de-register” such warrants and related units under the Exchange Act is necessary or would be advisable. To its Knowledge, none of the SEC Reports filed by Ascend are currently being reviewed by the SEC and Ascend has not received any letter of comments from the SEC that it has not, as yet, fully responded to.

(b)           Each of the SEC Reports was prepared and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and any other Law applicable to the SEC Reports as in effect at the time it was filed or furnished (or, in the case of any registration statement or proxy statement, on the date of effectiveness or the date of mailing, respectively, and in the case of any SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filings).  As of their respective date of filing, effectiveness or mailing, as applicable (or, if amended or supplemented, as of the dates of such amendments or supplements) the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c)           Ascend has been and is in compliance with the applicable listing, corporate governance and other applicable rules and regulations of the stock exchange or quotation service on which it is listed or quoted, as the case may be, from time to time.

(d)           Ascend has established and maintains disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14.  Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by Ascend is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(e)           Each of the consolidated financial statements of Ascend contained in the SEC Reports (the “Ascend Financial Statements”), together with the related schedules and notes thereto, complied as to form in all respects, as of the date of filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly presents, in all material respects, the financial position of Ascend as of the dates indicated and the statement of operations and stockholders’ equity and cash flows of Ascend for the periods then ended.  The Ascend Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except, in the case of unaudited quarterly financial statements, subject to normal year-end adjustments consistent with GAAP).

(f)           The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and no action has been taken or, to the Knowledge of the Ascend Parties, is contemplated, and no proceeding is pending or has been threatened in writing that would result in the suspension, cancellation or termination of such registration.

SECTION 3.4. No Breach; Consents.  The execution, delivery and performance by Ascend of this Agreement and the Ancillary Agreements to which Ascend will become a party, and the transactions contemplated hereby and thereby, will not (a) contravene any provision of the Organizational Documents of the Ascend; (b) violate or conflict with any Law, Governmental Order, Governmental Authorization against or binding upon Ascend or upon the properties or business of Ascend, or the rules and regulations of the stock exchange or quotation service on which the Common Stock is listed or quoted, as the case may be, from time to time; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Ascend or any Governmental Authorization that is held by Ascend; (d) require any Governmental Authorization; (e) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization; (f) cause the Patriot Parties to become subject to, or to become liable for the payment of, any Tax; or (g) result on the creation or imposition of any Encumbrance.

SECTION 3.5. Requisite Approval.  Ascend has obtained all Required Consents relating to the Ascend Parties required pursuant to this Agreement and the other Ancillary Agreements. Ascend does not require stockholder approval to execute this Agreement, to execute any of the Ancillary Agreements to which it is a party or to consummate the transactions described herein or therein.

SECTION 3.6. Brokerage.  Ascend is not required to pay any finders fee or other brokerage commissions in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 3.7. Capitalization.  Ascend is duly authorized to issue the Common Stock and Preferred Stock pursuant to its Organizational Documents.  As of the date hereof,  an aggregate of 856,675 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.  Since March 31, 2010, Ascend has not issued or sold any other securities. Upon conversion of the Rice Notes on the Closing Date, an aggregate of 7,025,656 shares of Common Stock will be issued and outstanding.

SECTION 3.8. No Material Adverse Changes.  Since March 31, 2010 there has not been:

(a)           any material adverse change in the financial position of Ascend;

(b)           any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Ascend whether or not covered by insurance;

(c)           any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the capital stock of Ascend;

(d)           any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Ascend of any of its properties or assets; or

(e)           any adoption of a pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

SECTION 3.9. Taxes.  Ascend timely filed, or has caused to be timely filed on its behalf, all applicable tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Ascend.  All Taxes shown to be due on such tax returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Ascend.

SECTION 3.10. Compliance with Laws.  Ascend has complied with all requirements of Law applicable to it or its business which, if not complied with, would have a Material Adverse Effect on Ascend.

SECTION 3.11. Actions and Proceedings.  Except as set forth in the SEC Reports, Ascend is not a party to any pending litigation or, to its Knowledge, any governmental investigation or proceeding not reflected in the Ascend Financial Statements, and to the Knowledge of Ascend, no material litigation, claims, assessments or non-governmental proceedings is threatened against it.

SECTION 3.12. Material Contracts.  This Agreement, the Asset Purchase Agreement, the Ancillary Agreements, the exhibits filed with the SEC Reports or incorporated by reference therein include all material Contracts to which Ascend is currently a party (collectively, the “Ascend Contracts”).  Each such Ascend Contract: (a) is a valid and binding agreement, (b) is in full force and effect, and (c) neither Ascend nor, to the Knowledge of Ascend, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract would have a Material Adverse Effect on Ascend or its assets and properties. Ascend has not assigned, delegated, or otherwise transferred any of their rights or obligations with respect to any such Ascend Contracts, or granted any power of attorney with respect thereto. Ascend has given or otherwise made available to Patriot a true and correct fully executed copy of each material Ascend Contract.

SECTION 3.13. Affiliated Transactions.  Except as set forth in the Ascend Contracts or disclosed in the SEC Reports, there does not exist any transaction between Ascend or any officer, director, shareholder or other Affiliate of Ascend.

ARTICLE IV.   REPRESENTATIONS AND WARRANTIES OF THE PATRIOT PARTIES

Each of the Patriot Parties jointly and severally represents and warrants to the Ascend Parties that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

SECTION 4.1. Incorporation; Power and Authority.  Each of the Fund and Patriot is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

SECTION 4.2. Valid and Binding Agreement.

(a)           The execution, delivery and performance by each of the Patriot Parties of this Agreement and the Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate or company action, as applicable.

(b)           This Agreement has been duly executed and delivered by each of the Patriot Parties and constitutes the valid and binding obligation of each of the Patriot Parties, enforceable against them in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which any one or more of the Patriot Parties will become a party, when executed and delivered by such entities, will constitute the valid and binding obligation of such entities, enforceable against them in accordance with its terms, subject to the Remedies Exception.

SECTION 4.3. No Breach; Consents.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it will become a party by each of the Patriot Parties will not (a) to the extent applicable, contravene any provision of the Organizational Documents of such entities; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or except for the Member Consents, require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against any of the Patriot Parties; or (e) require any Governmental Authorization; or (e) result on the creation or imposition of any Encumbrance.

SECTION 4.4. Financial Statements, Books and Records.

(a)           Prior to the execution of this Agreement, Patriot shall have delivered to Ascend the following unaudited financial statements, which are referred to herein as the “Unaudited Financial Statements”: (i) income statement of the Fund for the fiscal years ended December 31, 2007, 2008 and 2009, (ii) balance sheets of the Fund as of December 31, 2008 and 2009, and (iii) balance sheet and statement of income of the Fund as of March 31, 2010 and for the fiscal quarter then ended.  On or before the Closing Date, Patriot will have delivered to Ascend (i) audited income statements of the Fund for the fiscal years ended December 31, 2007, 2008 and 2009 and (ii) audited balance sheets of the Fund as of December 31, 2008 and 2009 (“Financial Statements”), accompanied by the unqualified audit opinion of an accounting firm (the “Patriot Accountants”) that is certified by the Public Company Accounting Oversight Board (“PCAOB”) and including all underlying information that has been submitted to the Patriot Accountants.

(b)           The Financial Statements fairly represent the financial position of the Fund as at such dates and the results of its operations for the periods then ended.  The Financial Statements were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis with prior periods except as otherwise stated therein.

(c)           All accounts, books and ledgers of the Fund have been properly and accurately kept and completed in all material respects on a basis consistent with those of preceding accounting periods, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The books and records fairly and correctly set out and disclose, in all material respects, the current financial position and condition of the Fund. All financial transactions involving the Fund have been accurately recorded in the books and records and all such transactions represent actual, bona fide transactions.

SECTION 4.5. Subsidiaries, Partnerships, Joint Ventures.

Except as reflected on Schedule 4.5 hereto or with respect to holding companies wholly owned by the Fund used to hold assets of the Fund and for no other business purpose, the Fund does not have any Subsidiaries and do not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise and does not control, directly or indirectly, any other Person.

SECTION 4.6. No Material Adverse Changes.  Since the date of the most recent Financial Statements there has not been:

(a)           any material adverse change in the financial position of the Patriot Parties, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the Patriot Parties;

(b)           any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Patriot Parties whether or not covered by insurance;

(c)           any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the equity interests of any of the Patriot Parties;

(d)           any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by any of the Patriot Parties of any of their properties or assets; or

(e)           any adoption of a pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

SECTION 4.7. Taxes.  Each of the Patriot Parties has timely filed, or has caused to be timely filed on its behalf, all applicable tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on such Patriot Party.  All Taxes shown to be due on such tax returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on any of the Patriot Parties.

SECTION 4.8. Compliance with Laws.  Each of the Patriot Parties has complied with all requirements of Law applicable to it or its business which, if not complied with, would have a Material Adverse Effect on the Patriot Parties.

SECTION 4.9. No Breach.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           violate any provision of the Organizational Documents of any of the Patriot Parties;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any Contract to which the Patriot Parties are a party or by or to which they or any of their assets or properties may be bound or subject or result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets or properties of the Patriot Parties; or

(c)           violate any requirements of Law against, or binding upon,  the Patriot Parties or upon the properties or business of  the Patriot Parties or applicable to the transactions contemplated herein.

SECTION 4.10. Actions and Proceedings.  The Fund is not a party to any material pending litigation or, to the Knowledge of the Patriot Parties, any governmental investigation or proceeding not reflected in the Financial Statements, and to the Knowledge of the Patriot Parties, no material litigation, claims, assessments or non-governmental proceedings is threatened against the Fund; provided, however, that the Fund and the Offshore Fund have been threatened with litigation relating to a claim (the “Threatened Litigation”), and counsel to the Patriot Parties have advised them that the amount of exposure to the Fund and the Offshore Fund collectively with respect to the Threatened Litigation is approximately $16.65 million and that it believes the Threatened Litigation to be frivolous in nature and without merit.

SECTION 4.11. Agree ments.  Schedule 4.11 sets forth each material Contract to which each of the Fund is a party or by or to which it or its assets, properties or business are bound or subject. Each such Contract: (a) is a valid and binding agreement, (b) is in full force and effect, and (c) neither the Patriot Parties nor, to the Knowledge of the Patriot Parties, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract. The Patriot Parties have not assigned, delegated, or otherwise transferred any of their rights or obligations with respect to any such contracts or arrangements, or granted any power of attorney with respect thereto. The Patriot Parties have given or otherwise made available a true and correct fully executed copy of each material Contract to Ascend.

SECTION 4.12. Intellectual Property.  Each of the Patriot Parties has or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (the “Intellectual Property Rights”) that are necessary or material for use in connection with its businesses and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on the Patriot Parties.  To the Knowledge of the Patriot Parties, none of the Patriot Parties have received a written notice that such Intellectual Property Rights used by it violates or infringes upon the rights of any Person. To the Knowledge of the Patriot Parties, (a) all such Intellectual Property Rights are enforceable and (b) there is no existing infringement by another Person of any of such Intellectual Property Rights.

SECTION 4.13. Tangible Assets.  The Patriot Parties have full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by  the Patriot Parties, any related capitalized items or other tangible property material to the business of the Patriot Parties (the “Tangible Assets”).  Each of the Patriot Parties holds all right, title and interest in all the Tangible Assets owned by it as set forth on the Financial Statements or acquired by it after the date of the Financial Statements free and clear of all Encumbrances, except Permitted Encumbrances.  All of the Tangible Assets are in good operating condition and repair and are usable in the ordinary course of business of the Patriot Parties.

SECTION 4.14. Liabilities.  The Fund does not have any material Liabilities which are not fully, fairly and adequately reflected on the Financial Statements.

SECTION 4.15. Operations of  the Fund.  From January 1, 2010 through the Closing Date, the Fund will not have:

(a)           declared or paid any dividend or declared or made any distribution of any kind to any member or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its membership interests;

(b)           except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(c)           disposed of any assets except in the ordinary course of business;

(d)           materially increased the annual level of compensation of any executive employee;

(e)           adopted, increased, terminated, amended or otherwise modified any plan for the benefit of its employees; or

(f)           issued any equity securities or rights to acquire such equity securities.

SECTION 4.16. Permits.  Each of the Patriot Parties has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted (the “Permits”); all such Permits are in full force and effect and, to the Knowledge of the Patriot Parties, no suspension or cancellation of any such Permit is threatened or will result from the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements or the transactions contemplated hereby and thereby.

SECTION 4.17. Employment Matters.  The Fund has not had nor does it currently have any employees.  Patriot has complied in all material respects with all applicable requirements of Law relating to employment or labor.  To the Knowledge of the Patriot Parties, no present or former employee, officer or director of the Patriot Parties has, or shall have at the Closing Date, any claim against the Patriot Parties for any matter including, without limitation, for wages, salary, vacation, severance, or sick pay except for the same incurred in the ordinary course of business for the last payroll period prior to the Closing Date. There is no: (a) charge or complaint against the Patriot Parties alleging a violation of any requirements of Law relating to employment or labor, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, (b) pending labor strike, slowdown, work stoppage or other material labor trouble affecting the Patriot Parties and there has not been any of the forgoing during the past three years, (c) pending representation question respecting the employees of the Patriot Parties, or (d) pending arbitration proceeding arising out of or under any collective bargaining agreement to which the Patriot Parties is a party.  In addition, to the Knowledge of the Patriot Parties: (i) none of the matters specified in clauses (a) through (d) above is threatened against the Patriot Parties; (ii) no union organizing activities have taken place with respect to the Patriot Parties; and (iii) no basis exists for which a claim may be made under any collective bargaining agreement to which the Patriot Parties is a party.

SECTION 4.18. Insurance.  Each of the Patriot Parties has in effect insurance of the type and amount customary for the conduct of its business and has paid all insurance policy premiums due and has otherwise performed all of its obligations under each insurance policy to which it is a party.

SECTION 4.19. Brokers or Finders.  No broker’s or finder’s fee will be payable by the Patriot Parties in connection with the transactions contemplated by this Agreement.

SECTION 4.20. Securities Law Matters.  The shares of Preferred Stock and shares of Common Stock thereunder (collectively, the “Securities”) to be acquired by the Members of the Fund are being issued in reliance on an exemption from the registration requirements of the Securities Act and applicable state securities laws.  Each of the Patriot Parties agrees that all certificates evidencing shares of Securities to be issued in connection with the Merger and other transactions contemplated hereby shall contain the imprinting, so long as required by law, of a legend on certificates representing such shares of Securities to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE V.   CERTAIN COVENANTS

SECTION 5.1 Merger Consideration.  Ascend shall deliver to Patriot on behalf of the Members, or as directed by Patriot, stock certificates evidencing the Merger Consideration, in accordance with Section 2.10.

SECTION 5.2. Warrants.  Ascend shall issue, as of the Closing Date, pursuant to the Management Agreement, one or more Warrant Agreements to Patriot or its designees, which Warrant Agreements shall represent in the aggregate the right to acquire five percent (5%) of the Common Stock outstanding (on an as-converted, fully diluted basis) as of the Closing Date, taking into account the issuance of the Merger Consideration.

SECTION 5.3. Rice Notes.  Don K. Rice shall have exercised his conversion rights under the Rice Notes prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement or otherwise, for the avoidance of doubt, (a) after the Closing Date, and taking into account the conversion of the Rice Notes, the Members collectively with the Offshore Fund or the shareholders thereof, will have voting rights equal to 98.9% of the issued and outstanding Common Stock of Ascend on an as-converted, fully diluted basis and (b) after the Conversion Date, and taking into account the conversion of the Rice Notes, the Members collectively with the Offshore Fund or the shareholders thereof, will own 98.9% of the issued and outstanding Common Stock of Ascend as of the Closing Date.

ARTICLE VI.   CONDITIONS TO CLOSING

SECTION 6.1. Conditions to Patriot Parties' Obligations.  The obligation of the Patriot Parties to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in their sole discretion, of each of the following conditions at or prior to the Closing:

(a)           The representations and warranties of the Ascend Parties set forth in Article III will be true and correct as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (without taking into account any supplemental disclosures after the date of this Agreement by the Ascend Parties or the discovery of information by the Patriot Parties.

(b)           Each of the Ascend Parties will have performed and complied with each of their agreements contained in this Agreement that can be performed and complied with at or prior to the Closing;

(c)           Each Required Consent required to be obtained by the Ascend Parties will have been obtained and be in full force and effect and such actions as the Patriot Parties’ counsel may reasonably require will have been taken in connection therewith;

(d)           The Asset Purchase Agreement shall have been duly executed, and Ascend and its Affiliate shall have consummated the acquisition of the assets and assumed the liabilities of the Offshore Fund pursuant to the terms and conditions of the Asset Purchase Agreement;

(e)           The Patriot Parties will have received evidence reasonably satisfactory to them that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, or (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, the Asset Purchase Agreement or any of the Ancillary Agreements;

(f)           All Persons (other than the Patriot Parties) shall have executed and delivered all of the Ancillary Agreements to which it is a party;

(g)           The Patriot Designees shall have been duly elected to the Board of Directors of Ascend, to take office immediately upon;

(h)           Each officer and director of Ascend, except for Don K. Rice as a director, shall have resigned from such position;

(i)           The Patriot Parties shall have received evidence to their satisfaction that the Existing Registration Rights Agreement shall have been terminated; and

(j)           No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any Material Adverse Effect with respect to the Ascend Parties.

SECTION 6.2. Conditions to Ascend Parties' Obligations.  The obligation of the Ascend Parties to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of the Ascend Parties, of each of the following conditions at or prior to the Closing:

(a)           The representations and warranties of the Patriot Parties set forth in Article IV will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (without taking into account any supplemental disclosures after the date of this Agreement by the Patriot Parties or the discovery of information by the Ascend Parties);

(b)           Each of the Patriot Parties will have performed and complied with each of their agreements contained in this Agreement that can be performed and complied with at or prior to the Closing;

(c)           Each Required Consent required to be obtained by the Patriot Parties will have been obtained and be in full force and effect and such actions as the Ascend Parties’ counsel may reasonably require will have been taken in connection therewith;

(d)           The Asset Purchase Agreement shall have been duly executed, and Ascend and its Affiliate shall have consummated the acquisition of the assets and assumed the liabilities of the Offshore Fund pursuant to the terms and conditions of the Asset Purchase Agreement;

(e)           Ascend will have received evidence reasonably satisfactory to it that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, or (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, any of the Ancillary Agreements or any Additional Acquisition Agreements;

(f)           All Persons (other than the Ascend Parties) shall have executed and delivered all of the Ancillary Agreements to which it is a party;

(i)           No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any Material Adverse Effect with respect to the Patriot Parties;

(j)           The Financial Statements shall be materially consistent with the Unaudited Financial Statements (for purposes of this clause (j), “materially consistent” means that the “equity” line item on the balance sheet of the Financial Statements shall not deviate by more than 10% from the corresponding line item in the Unaudited Financial Statements); and

(k)           The Existing Investment Management Agreement shall have been terminated.

ARTICLE VII.   CLOSING AND CLOSING DATE

SECTION 7.1. Closing Date.  On or before the Outside Date (the “Closing Date”), following the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, New York, at 9:00 a.m. or at such other place and on such other date as may be mutually agreed by the parties hereto, in which case Closing Date means the date so agreed.  The Closing will be effective as of the close of business on the Closing Date.  The Parties hereto acknowledge and agree that time is of the essence.

SECTION 7.2. Deliveries.  Subject to the conditions set forth in this Agreement, on the Closing Date:

(a)           The Ascend Parties will deliver to the Patriot Parties or as directed by the Patriot Parties:

(i)             A certificate of the Ascend Parties dated the Closing Date stating that the conditions set forth in Section 6.1 have been satisfied;

(ii)            the text of the resolutions adopted by the Board of Directors of Ascend authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of Ascend;

(iii)           each Ancillary Agreement to which Ascend and/or Mergerco is a party, duly executed by Ascend and/or Mergerco, as the case may be;

(iv)          all Required Consents required to be obtained by the Ascend Parties, duly executed by all appropriate parties;

(v)           evidence of filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(vi)          evidence of the filing of the Certificate of Designations with the Secretary of State of the State of Delaware;

(vii)         the other closing deliverables described in Section 6.1; and

(viii)        such other certificates, documents and instruments that the Patriot Parties reasonably request for the purpose of (A) evidencing the accuracy of the Ascend Parties' representations and warranties, (B) evidencing the performance and compliance by the Ascend Parties with the agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in Section 6.1 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by the Ascend Parties in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to the Patriot Parties and their counsel.

(b)           The Patriot Parties will deliver to Ascend:

(i)             a certificate of the Patriot Parties dated the Closing Date stating that the conditions set forth in Section 6.2 have been satisfied;

(ii)            the text of the resolutions adopted by the Manager or Member Manager or each of the Patriot Parties authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of Patriot;

(iii)           each Ancillary Agreement to which any Patriot Party is a party, duly executed by such Patriot Party, as the case may be;

(iv)          all certificates, if any, evidencing Membership Interests, duly endorsed in blank for transfer;

(v)           all Required Consents required to be obtained by the Patriot Parties, duly executed by all appropriate parties;

(vi)          the other closing deliverables described in Section 6.2; and

(vii)         such other certificates, documents and instruments that the Ascend Parties reasonably request for the purpose of (1) evidencing the accuracy of the Patriot Parties' representations and warranties, (2) evidencing the performance and compliance by the Patriot Parties with the agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 6.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by each of the Patriot Parties in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to Ascend and its counsel.

(c)           Simultaneous Deliveries.  All items delivered by the Parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

ARTICLE VIII.   TERMINATION

SECTION 8.1. Termination.  This Agreement may be terminated prior to the Closing:

(a)           by the mutual written consent of Ascend and Patriot on behalf of all Parties;

(b)           by Ascend, on behalf of all Ascend Parties, if:

(i)            any of the Patriot Parties has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii)           the transactions contemplated by this Agreement will not have been consummated on or before July 1, 2010 (the “Outside Date”); provided, however, that each Party shall have the right to extend the Outside Date for up to an additional 5 business days in its sole discretion; or

(iii)          any of the conditions set forth in Section 6.2 will have become impossible to satisfy and not otherwise waived;

(c)           by Patriot, on behalf of all Patriot Parties, if:

(i)            any of the Ascend Parties has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii)           the transactions contemplated by this Agreement will not have been consummated on or before the Outside Date; or

(iii)          any of the conditions set forth in Section 6.1 will have become impossible to satisfy and not otherwise waived.

SECTION 8.2. Effect of Termination.  The right of termination under Section 8.1 is in addition to any other rights the parties may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement.  If this Agreement is terminated, all continuing obligations of the Parties under this Agreement will terminate except that Article IX will survive indefinitely unless sooner terminated or modified by the parties in writing.

ARTICLE IX.   GENERAL

SECTION 9.1. Expenses.  Each Party shall pay all expenses incurred by such party in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not).  Notwithstanding the foregoing, Patriot shall pay all fees and expenses (other than fees and expenses of Ascend’s legal counsel) relating to the preparation, filing, printing and disseminating of the Schedule 14f-1 pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder; provided, however, that promptly after the Closing (and only if the Closing occurs) Don K. Rice shall reimburse Patriot for fifty percent (50%) of all such fees and expenses (other than fees and expenses of Patriot’s legal counsel).

SECTION 9.2. Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

SECTION 9.3. Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

    If to Patriot Parties:

       Patriot Investment Management, LLC
       1120 Boston Post Road, 2nd Floor
       Darien, Connecticut  06820
       Attn:  John C. Howe, Chief Executive Officer
       Facsimile No.: (203) 656-3008
       Email: jhowe@patriotgp.com

With a copy to: Herrick, Feinstein LLP 2 Park Avenue New York, New York 10016 Attn: Stephen E. Fox, Esq. Facsimile No.: (212) 545-3476 Email: sfox@herrick.com
If to the Ascend Parties: Ascend Acquisition Corp. 453 Devon Park Drive Building 700 Wayne, Pennsylvania 19087 Attn: Don K. Rice, Chief Executive Officer Facsimile No.: Email:
With a copy to: Randall W. Heinrich Gillis, Paris & Heinrich, PLLC 8 Greenway Plaza, Suite 818 Houston, Texas 77046 Facsimile No.: (713) 961-3082 Email: heinrich@pdq.net
SECTION 9.4. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

SECTION 9.5. Complete Agreement.  This Agreement and, when executed and delivered, the Ancillary Agreements contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral; provided, however, that the letter agreements referenced in Section 9.13 shall remain in full force in effect (except to the extent superseded by this Agreement and the Ancillary Agreements).

SECTION 9.6. Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

SECTION 9.7. Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NEW YORK WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

SECTION 9.8. Jurisdiction.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  Each party appoints CT Corporation System (the “Process Agent”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding.  Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served or (ii) to the party to be served in care of the Process Agent at an address to be provided by it.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Nothing in this Section 9.8 will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

SECTION 9.9. Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

SECTION 9.10. Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

SECTION 9.11. Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 9.12. Cap on Liability.  Notwithstanding anything to the contrary herein, in no event will the Patriot Parties, individually or in the aggregate, be liable for any losses, claims, damages or liabilities (including legal and other expenses) incurred by the Ascend Parties in excess of $500,000.

SECTION 9.13. No Shop Fee.  In the event that Ascend exercises its right under that certain Letter Agreement, dated as of May 13, 2010, by and between The Patriot Group, LLC and Ascend, to amend the No Shop Period as described in such Letter Agreement, Ascend shall promptly refund to Patriot the $25,000 fee paid by Patriot to Ascend pursuant to that certain Letter Agreement, dated as of May 6, 2010, by and between The Patriot Group, LLC and Ascend.

[The balance of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

ASCEND ACQUISITION CORP.	THE WASHINGTON SPECIAL OPPORTUNITY FUND, LLC

By: /s/ Don K. Rice	By: /s/ John C. Howe
Name: Don K. Rice Title: Chief Executive Officer	Name: John C. Howe Title: Member

LONGHORN MERGERCO, LLC	PATRIOT INVESTMENT MANAGEMENT, LLC

By: /s/ Don K. Rice	By: /s/ John C. Howe
Name: Don K. Rice Title: Manager	Name: John C. Howe Title: Managing Member

Exhibit A

Lock-Up Agreement

_______, 2010

Ascend Acquisition Corp.
435 Devon Park Drive, Building 700
Wayne, Pennsylvania  19087

Ladies and Gentlemen:

The undersigned is a current director and beneficial owner of shares of capital stock (“Company Securities”) of Ascend Acquisition Corp., a Delaware corporation (the “Company”). The undersigned understands that a newly formed, wholly owned subsidiary of the Company (“Mergerco”) will engage in a transaction (the “Transaction”) in which Mergerco will combine with the Washington Special Opportunity Fund, LLC (the “Onshore Fund”) and the Washington Special Opportunity Fund, Inc. (the “Offshore Fund”), pursuant to the Merger Agreement and Asset Purchase Agreement referred to below.

1.           In recognition of the benefit that the Transaction will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees, for the benefit of the Company that, beginning on the closing date (the “Closing Date”) of the Transaction pursuant to (a) that certain Agreement and Plan of Merger, dated as of June 14, 2010, by and among Mergerco, the Onshore Fund and Patriot Investment Management, LLC (“Patriot”) and (b) that certain Asset Purchase Agreement, dated as of June __, 2010, by and among Mergerco, the Offshore Fund and Patriot (it being contemplated that the Closing Date pursuant to both such agreements shall be simultaneous), the undersigned will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future) (each of the forgoing, a “Disposition”), any Company Securities beneficially owned, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, by the undersigned on the date hereof or hereafter acquired or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Company Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of any Company Securities (each of the foregoing, a “Prohibited Sale”). Notwithstanding the foregoing, the restrictions and limitations relating to a Disposition or a Prohibited Sale shall terminate and be of no further force and effect (A) as to one-sixth of the total number of Company Securities beneficially owned by the undersigned on the seven (7) month anniversary of the Closing Date (the “Shares Owned”), and (B) as to one-sixth of the Shares Owned on each of the next five monthly anniversaries thereafter, so that all of the Shares Owned shall not be subject to the restrictions and limitations herein as of the one year anniversary of the Closing Date.

2.           Notwithstanding the foregoing, the undersigned (and any transferee of the undersigned) may transfer any shares of a Company Security (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or (iv) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding any Company Security subject to the provisions of this agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

3.           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be entirely performed within such State, without regard to choice of law principles and any action brought hereunder shall be brought in the courts of the State of Delaware. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law and consents to the jurisdiction of said courts. Each of the parties hereto hereby waives all right to trial by jury in any action, proceeding or counterclaim arising out of the transactions contemplated by this Agreement.

4.           This Letter Agreement will become a binding agreement among the undersigned as of the date hereof. In the event that no closing of the Transaction occurs, this Letter Agreement shall be null and void. This Letter Agreement (and the agreements reflected herein) may be terminated (a) by the mutual agreement of the Company and the undersigned or (b) by the Company in the event it determines that this Letter Agreement violates the applicable legal requirements for real estate investment trusts, and if not sooner terminated, will terminate upon the date that all restrictions on the Shares Owned pursuant to paragraph 1 lapse in accordance with the terms hereof. This Letter Agreement may be duly executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument. Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Letter Agreement may be modified or waived only by a separate writing signed by each of the parties hereto expressly so modifying or waiving such agreement.

Very truly yours,

_________________________

Accepted and Agreed to:

Ascend Acquisition Corp.

By:
Name:
Title:

Exhibit B

Letter of Representations

The Investor represents and warrants to the Company that:

(a)           The Investor is acquiring the Common Stock for the Investor’s own account, as principal, for investment purposes only and not with any intention to resell, distribute or otherwise dispose of or fractionalize the Common Stock, in whole or in part.

(b)           The Investor has had an unrestricted opportunity to obtain additional information concerning the Common Stock, the Company, the business of the Company, and any other matters relating directly or indirectly to the Investor’s acquisition of the Common Stock.

(c)           The Investor is an Accredited Investor and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of investing in the Company, and all information that the Investor has provided concerning the Investor, the Investor’s financial position and knowledge of financial and business matters is true, correct and complete. The Investor acknowledges and understands that the Company will rely on the information provided by the Investor for purposes of complying with applicable Federal and state securities laws.

(d)           The Investor is not relying on the Company with respect to any legal, investment or tax considerations involved in the purchase, ownership and disposition of an Common Stock. The Investor has relied solely on the advice of, or has consulted with, in regard to the legal, investment and tax considerations involved in the purchase, ownership and disposition of Common Stock, the Investor’s own legal counsel, business and/or investment adviser, accountant and tax adviser.

(e)           The Investor understands that Common Stock cannot be sold, assigned, transferred, exchanged, hypothecated or pledged, or otherwise disposed of or encumbered except in accordance with the Lock-Up. In addition, the Investor understands that Common Stock have not been registered under the 1933 Act, or under any applicable state securities or blue sky laws or the laws of any other jurisdiction, and cannot be resold unless they are so registered or unless an exemption from registration is available.

(f)           The Investor can afford to bear the risks, economic or otherwise, of an investment in the Company.

Schedule 4.5

Subsidiaries

•	Washington (Onshore) Funding I, LLC, a Delaware limited liability company

•	Patriot RE Equity Holdings I, LLC, a Delaware limited liability company

•	TPG Florida Hotels, LLC, a Delaware limited liability company